Exhibit 5.1

                                                                           March 3, 2015

Solar3D, Inc.
36 West Mission Avenue, Suite #8
Santa Barbara, CA 93101

RE:           Solar3D, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Solar3D, Inc., a corporation duly organized and existing under the laws of Delaware (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-200541) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on January 12, 2015 (the “Original Registration Statement”), the prospectus included therein (the “Prospectus”), the preliminary prospectus supplement, dated March 3, 2015, (the “Preliminary Prospectus Supplement”) and the final prospectus supplement, dated March 3, 2015 (the “Final Prospectus Supplement” and together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Securities Act.

The Prospectus Supplement pertains to an underwritten offering (the “Offering”) pursuant to the Underwriting Agreement dated March 3, 2015 between the Company and Cowen and Company, LLC (the “Underwriting Agreement”) and relates to the issuance an aggregate of 3,000,000 units (the “Units”), each Unit consisting of (i) one share (each, a “Share”) of common stock, $0.001 par value (the “Common Stock”) of the Company and (ii) a warrant to purchase one share of Common Stock at an exercise price of $4.15 per share (each, a “Warrant”).  The aggregate of 3,000,000 shares so proposed to be sold is hereinafter referred to as the “Stock” and the number of shares of Common Stock issuable upon exercise of the Warrants is hereinafter referred to as the “Warrant Stock.” The Warrant Stock, together with the Stock and the Warrants are hereinafter collectively referred to as the “Securities.” We understand that the Units are to be sold, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation: (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement, (iii) the Company’s Certificate of Incorporation, and (iv) the Company’s Bylaws.

In our examination of the foregoing and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1.
The Stock is duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

2.
The Warrants are duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the respective Warrant Agreements, the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.
The Warrant Stock is duly authorized and, upon issuance, delivery and payment therefor upon exercise of the Warrants in accordance with the respective terms thereof, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP